EXHIBIT 99.1

SOURCECORP® Announces Amended Credit Agreement

DALLAS, Texas (September 30, 2005) – SOURCECORP, Inc. (NASDAQ: SRCP-News), a leading provider of business process outsourcing solutions and specialized high value consulting services, announced it has amended its revolving credit facility.  The $100 million facility, which contains a provision permitting it to be increased to $150 million, has a maturity date of September 29, 2008, subject to extension.  The credit agreement is with Bank of America, N.A. as administrative agent, SunTrust Bank, and JPMorgan Chase Bank, N.A.  The amended credit agreement reduces the facility size from $237.5 million, and incorporates improved pricing, terms and conditions.

Mr. Ed H. Bowman, Jr., President and CEO, commented, “I’m pleased that we’ve been able to structure a new credit facility that is economically more attractive to SOURCECORP.  With our strong cash flow and declining debt levels, we believe this facility is adequate for our needs.”

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including commercial, financial, government, healthcare, and legal.  Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.  The Company has been cited among the Top 100 Hot Growth Companies by BusinessWeek magazine (2001).  SOURCECORP has also been recognized twice by Forbes magazine as one of the 200 Best Small Companies (1998, 1999), based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies (1999).  For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.sourcecorp.com

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates, projections, and estimates of future contract values included in this press release.  The aforementioned risks and uncertainties include, without limitation, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsources business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.